Filed Pursuant to Rule 424(b)(2)

File No. 333-159736

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series I Fixed Rate Notes	$1,250,000,000	$89,125

(1)

The total filing fee of $89,125 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

Pricing Supplement No. 2 dated March 23, 2010

(to Prospectus Supplement dated August 14, 2009

and Prospectus dated June 4, 2009)

WELLS FARGO & COMPANY

Medium-Term Notes, Series I

Fixed Rate Notes

Aggregate Principal Amount Offered:	$1,250,000,000

Trade Date:	March 23, 2010

Original Issue Date (T+5):	March 30, 2010

Stated Maturity Date:	April 15, 2015

Interest Rate:	3.625%

Interest Payment Dates:	Each April 15 and October 15, commencing October 15, 2010, and at maturity

Price to Public (Issue Price):	99.875%, plus accrued interest, if any, from March 30, 2010

Agent Discount (Gross Spread):	0.25%

All-in Price (Net of Agent Discount):	99.625%, plus accrued interest, if any, from March 30, 2010

Net Proceeds:	$1,245,312,500

Benchmark:	UST 2.375% due February 28, 2015

Benchmark Yield:	2.422%

Spread to Benchmark:	+123 basis points

Re-Offer Yield:	3.652%

Listing:	None

Agent (Sole Bookrunner):	Wells Fargo Securities, LLC

Agents (Senior Co-Managers):	Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. J.P. Morgan Securities Inc. Morgan Stanley & Co. Incorporated

Agents (Junior Co-Managers):	Cabrera Capital Markets, LLC CastleOak Securities, L.P. Loop Capital Markets LLC Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

Plan of Distribution:	On March 23, 2010, Wells Fargo & Company agreed to sell to the Agents, and the Agents agreed to purchase, the notes at a purchase price of 99.625%. The purchase price equals the issue price of 99.875% less an underwriting discount of 0.25% of the principal amount of the notes.

CUSIP:	94974BEU0

This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

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